Exhibit 99.1- Press Release dated November 29, 2010

MedLink Announces Successful Completion of $2.25 Million Capital Raise

November 29, 2010 - New York, NY – MedLink (OTCBB:MLKNA), a leading provider of health information technology solutions, today announced that it has closed an aggregate of $2.25 million in financing. Aegis Capital Corp, sole placement agent and exclusive investment banker to MedLink, placed $1.0 million through a private placement, and an additional $1.25 million in capital through the sale of convertible notes sold exclusively to institutional investors.   The investment capital proceeds will be used to fund increased sales and marketing, working capital needs of the Company, and the acquisition of MedAppz which was announced earlier this month.

“We are extremely pleased to have the support of our investors who affirm our corporate vision, and the overwhelming interest in the offering is a testament to the MedLink team and the cutting edge technology we are providing to the healthcare market. ” said Ray Vuono, CEO of MedLink International, Inc. “With this financing, the company is well-positioned to deliver its suite of Electronic Health Record (EHR) and Healthcare Information Technology communication platforms, to meet the increasing demand of the industry as healthcare facilities of all sizes are adopting EHR technology to take advantage of the efficiencies and the incentives both on a State and Federal level.”

David Bocchi, Director of Investment Banking at Aegis Capital, said “MedLink represents a rare and exciting opportunity in a competitive and consolidating space where it continues to demonstrate it has the tools and resources necessary to successfully become an industry leader.” He added, “The management team was instrumental in swiftly securing the capital in a placement with overwhelming investor demand, and we look forward to providing the company with the continued support necessary to assist in its growth.”

About MedLink

MedLink is a healthcare IT company providing the medical community with products and services for the creation, management, and sharing of medical information.  The company's flagship product, MedLink TotalOffice EHR 3.1, a CCHIT Certified® 08 Ambulatory EHR, provides physicians with full EHR and practice management functionality.  For more information regarding MedLink's products and services, please visit www.medlinkus.com.

About  Aegis

Aegis Capital is a full-service boutique brokerage operation focused on middle-market corporate finance, research, and valuation services. Aegis actively manages over $2 billion of retail customer assets with over 200 registered representatives in 8 corporate locations. Aegis Capital Corporation was founded in 1984 by Robert Eide, the current CEO and Chairman. Its origins were based on servicing the specific needs of an extremely affluent customer base. For more information, please visit the Aegis website at www.aegiscapcorp.com.

Safe Harbor Statement

This news release may contain forward-looking statements within the meaning of the federal securities laws.  Statements regarding future events, developments, the Company's future performance, as well as management's expectations, beliefs, intentions, plans, estimates or projections relating to the future are forward-looking statements within the meaning of these laws.  These forward-looking statements are subject to a number of risks and uncertainties, outlined in our 2009 Annual Report on Form 10-Kavailable through www.sec.gov. The Company undertakes no obligation to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact:
Jameson Rose
(631) 342-8800
ir@medlinkus.com